RICE ACQUISITION CORP II
102 EAST MAIN STREET
2ND STORY
CARNEGIE, PA 15106

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD], 2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

VOTE IN PERSON
You may vote your shares in person by attending the meeting.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V15182-TBD

RICE ACQUISITION CORP. II

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
10. A proposal (the "**Director Election Proposal**") to approve as an ordinary resolution the election, effective upon the consummation of the Business Combination (as defined below), of four directors to serve until the 2024 annual meeting of stockholders, three directors to serve until the 2025 annual meeting of stockholders and three directors to serve until the 2026 annual meeting of stockholders, each until his or her respective successor is duly elected and qualified, subject to such director's earlier death, resignation, retirement, disqualification or removal.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Ralph Alexander
02) Damian Beauchamp
03) Jeff Bennett
04) J. Kyle Derham
05) Fred Forthuber
06) Joseph T. Kelliher
07) Carol Peterson
08) Brad Pollock
09) Daniel Joseph Rice, IV
10) Alejandra Veltmann

The Board of Directors recommends you vote FOR the following proposals:

	For	Against	Abstain
1. A proposal (the "***Business Combination Proposal***") to approve as an ordinary resolution and adopt the Business Combination Agreement, dated as of December 13, 2022 and amended on April [24], 2023 (a copy of which is attached to the proxy statement/prospectus as Annex A-1 and Annex A-2), as further amended, supplemented or otherwise modified from time to time (the "Business Combination Agreement" and, the transactions contemplated by such agreement, the "Business Combination"), by and among Rice Acquisition Corp. II ("RONI"), Rice Acquisition Holdings II LLC ("RONI Opco"), Topo Buyer Co, LLC (the "Buyer"), Topo Merger Sub, LLC ("Merger Sub") and NET Power, LLC, ("NET Power"), pursuant to which, among other things, Merger Sub will merge with and into NET Power, with NET Power surviving and becoming a wholly owned direct subsidiary of the Buyer.	☐	☐	☐
2. A proposal (the "***Domestication Proposal***") to approve as a special resolution that RONI be de-registered in the Cayman Islands pursuant to Article 47 of its articles of association and registered by way of continuation as a corporation under the laws of the state of Delaware (the "Domestication") pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the Delaware General Corporation Law (the "DGCL") and, immediately upon being de-registered in the Cayman Islands, RONI be continued and domesticated as a corporation and, conditional upon, and with effect from, the registration of RONI as a corporation in the State of Delaware, the name of RONI be changed from "Rice Acquisition Corp. II" to "NET Power Inc."	☐	☐	☐
3. A proposal (the "***Charter Proposal***") to approve as a special resolution that, upon the Domestication, the amended and restated memorandum and articles of association of RONI ("Existing Governing Documents") be amended and restated by the proposed certificate of incorporation and the proposed bylaws, copies of which are attached to the proxy statement/prospectus as Annex C and Annex D (the "Proposed Governing Documents"), of NET Power Inc. (a corporation incorporated in the State of Delaware, assuming the Domestication Proposal is approved and adopted, and the filing with and acceptance by the Secretary of State of Delaware of the Certificate of Corporate Domestication in accordance with Section 388 of the DGCL), including authorization of the change in authorized share capital as indicated therein and the change of name of "Rice Acquisition Corp. II" to "NET Power Inc." in connection with the Business Combination.	☐	☐	☐
4. A proposal (the "***Governing Documents Proposal A***") to approve as an ordinary resolution the change in the authorized share capital of RONI from $33,100 divided into (i) 300,000,000 Class A ordinary shares of a par value of $0.0001 each, (ii) 30,000,000 Class B ordinary shares of a par value of $0.0001 each and (iii) 1,000,000 preference shares of a par value of $0.0001 each to (a) [TBD] shares of Class A common stock, par value $0.0001 per share, of NET Power Inc., (b) [TBD] shares of Class B common stock, par value $0.0001 per share, of NET Power Inc. and (c) [TBD] shares of preferred stock, par value $0.0001 per share ("NET Power Inc. preferred stock"), of NET Power Inc.	☐	☐	☐
5. A proposal (the "***Governing Documents Proposal B***") to approve as an ordinary resolution the authorization to the board of directors of NET Power Inc. (the "NET Power Inc. Board") to issue any or all shares of NET Power Inc. preferred stock, in one or more classes or series, with such terms and conditions as may be expressly determined by the NET Power Inc. Board and as may be permitted by the DGCL.	☐	☐	☐
6. A proposal (the "***Governing Documents Proposal C***") to approve as an ordinary resolution that the provision that certain provisions of the proposed certificate of incorporation of NET Power Inc. are subject to that certain stockholders' agreement by and among RONI, RONI Opco, Rice Acquisition Sponsor II LLC and certain entities affiliated with NET Power, pursuant to which certain governing rights and obligations of the parties are given.	☐	☐	☐
7. A proposal (the "***Governing Documents Proposal D***") to approve as an ordinary resolution the removal of the ability of NET Power Inc. stockholders to take action by written consent in lieu of a meeting.	☐	☐	☐
8. A proposal (the "***Governing Documents Proposal E***") to approve as an ordinary resolution that any director or the entire NET Power Inc. Board may be removed from office, but only for cause and only by the affirmative vote of the holders of a majority of the then-outstanding shares of stock of NET Power Inc. entitled to vote generally for the election of directors.	☐	☐	☐
9. A proposal (the "***Governing Documents Proposal F***") to approve as an ordinary resolution all other changes necessary or desirable in connection with the replacement of Existing Governing Documents with the Proposed Governing Documents, including (i) changing the post-Business Combination corporate name from "Rice Acquisition Corp. II" to "NET Power Inc." (which is expected to occur upon the consummation of the Domestication), (ii) making NET Power Inc.'s corporate existence perpetual, (iii) adopting Delaware as the exclusive forum for certain stockholder litigation and the United States District Courts as the exclusive forum for litigation arising out of the federal securities laws, and (iv) removing certain provisions related to our status as a blank check company that will no longer be applicable upon consummation of the Business Combination.	☐	☐	☐
11. A proposal (the "***NYSE Proposal***") to approve as an ordinary resolution, assuming the Business Combination Proposal and the Governing Documents Proposals are approved and adopted, for purposes of complying with the applicable provisions of Section 312.03 of the New York Stock Exchange's Listed Company Manual, the issuance of more than 20% of common stock in connection with the Business Combination and private placements pursuant to which certain investors have agreed to purchase an aggregate of 49,044,995 newly issued shares of Class A common stock (the "PIPE Financing").	☐	☐	☐
12. A proposal (the "***Incentive Plan Proposal***") to approve as an ordinary resolution, the NET Power Inc. 2023 Omnibus Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex J.	☐	☐	☐
13. A proposal (the "***Adjournment Proposal***") to approve as an ordinary resolution the adjournment of the extraordinary general meeting to a later date or dates (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement/prospectus is provided to RONI shareholders or, if as of the time for which the extraordinary general meeting is scheduled, there are insufficient RONI ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the extraordinary general meeting, (ii) in order to solicit additional proxies from RONI shareholders in favor of one or more of the proposals at the extraordinary general meeting or (iii) if RONI shareholders have elected to redeem an amount of the Class A shares issued as part of the units in the initial public offering of RONI (the "RONI IPO") such that the condition to consummation of the Business Combination that the aggregate cash proceeds to be received by RONI from the trust account established at the consummation of the RONI IPO in connection with the Business Combination, together with the aggregate gross proceeds from the PIPE Financing and the Interim Company Financing (as defined in the Business Combination Agreement), and all cash on the consolidated balance sheet of RONI and its subsidiaries, minus transaction expenses (for RONI and for NET Power), minus transaction expenses (for RONI and for NET Power), plus all cash on the consolidated balance sheet of RONI and its subsidiaries in the aggregate, equal no less than $200,000,000 after deducting any amounts paid to RONI shareholders that exercise their redemption rights in connection with the Business Combination would not be satisfied.	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Extraordinary General Meeting:

The proxy materials relating to the Extraordinary General Meeting of Shareholders are available at www.proxyvote.com.

V15183-TBD

RICE ACQUISITION CORP. II
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
on [TBD], 2023

The shareholder(s) hereby appoint(s) Daniel Joseph Rice, IV, J. Kyle Derham and James Wilmot Rogers, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the ordinary shares of Rice Acquisition Corp. II that the shareholder(s) is/are entitled to vote at the Extraordinary General Meeting of Shareholders to be held at 609 Main Street, Houston, Texas 77002 at [TBD], Eastern Time on [TBD], 2023, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF PROPOSAL NOS. 1, 2, 3, 4, 5, 6, 7, 8, 9, 11, 12, AND 13 AND "FOR ALL NOMINEES" ON PROPOSAL NO. 10. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, UNLESS SUCH AUTHORITY IS WITHHELD ON THIS PROXY CARD, THE PROXIES WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Continued and to be signed on reverse side